Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 9,079 Registration Statement Nos. 333-250103; 333-250103-01 Dated May 10, 2023; Filed pursuant to Rule 433

2-Year AMZN Trigger Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	June 4, 2025
Underlying shares:	Common stock of Amazon.com, Inc. (“Amazon Stock”)
Payment at maturity:

If the final share price is greater than or equal to the initial share price:

•     $1,000 + the upside payment

If the final share price is less than the initial share price but greater than or equal to the downside threshold level, meaning the value of Amazon Stock has declined by no more than 10% from its initial share price:

•     $1,000

If the final share price is less than the downside threshold level, meaning the value of Amazon Stock has declined by more than 10% from the initial share price:

•     $1,000 × share performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 10%, and possibly all, of your investment.

Upside payment:	$431.50 per security (43.15% of the stated principal amount)
Downside threshold level:	90% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	May 30, 2025, subject to adjustment for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting Amazon Stock
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	May 31, 2023
Original issue date:	June 5, 2023 (3 business days after the pricing date)
CUSIP/ISIN:	61774XN66 / US61774XN662
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/00009501 0323007091/dp193601_424b2-ps9079.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying Shares	Return on the Securities
+80.00%	43.15%
+60.00%	43.15%
+50.00%	43.15%
+43.15%	43.15%
+40.00%	43.15%
+30.00%	43.15%
+20.00%	43.15%
+10.00%	43.15%
+5.00%	43.15%
0.00%	43.15%
-5.00%	0.00%
-10.00%	0.00%
-11.00%	-11.00%
-20.00%	-20.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

•	The securities do not pay interest or guarantee the return of any of your principal.

•	Your appreciation potential is fixed and limited.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The market price of the securities may be influenced by many unpredictable factors.

•	The amount payable on the securities is not linked to the price of Amazon Stock at any time other than the valuation date.

•	The securities will not be listed on any securities exchange and secondary trading may be limited.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

•	The estimated value of the securities is $964.60 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	You have no shareholder rights.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Shares

•	We are not affiliated with Amazon Inc.

•	We may engage in business with or involving Amazon without regard to your interests.

•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect Amazon Stock.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities—United States Federal Taxation” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.